As filed with the Securities and Exchange Commission on May 26, 2021.

Registration No. 333-255393

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTESSA PHARMACEUTICALS PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Centessa Pharmaceuticals plc

3rd Floor, 1 Ashley Rd,

Altrincham, Cheshire,

United Kingdom, WA14 2DT

+44 7391 789784

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Saurabh Saha

Chief Executive Officer

Centessa Pharmaceuticals, Inc.

5 Walnut Grove Drive,

Suite 120 Horsham, PA 19044

+1 (267) 609-7550

+1 (617)-468-5770

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

  Copies to:

Mitchell S. Bloom Edwin M. O’Connor James Xu Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Graham Defries Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200	Iqbal Hussain Centessa Pharmaceuticals plc 3rd Floor, 1 Ashley Rd, Altrincham, Cheshire, United Kingdom, WA14 2DT	Joshua A. Kaufman Divakar Gupta Geoffrey R. Starr Cooley LLP 55 Hudson Yards New York, New York 10001	Claire A. Keast-Butler Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom +44 20 7583 4055

+44 7391 789784

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-255393), or the Registration Statement, is filed solely to amend Item 16 of Part II thereof and to file Exhibit 1.1 and Exhibit 5.1 thereto. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, and the exhibits filed herewith. This Amendment No. 3 does not modify any provision of the preliminary prospectus contained in Part I of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, which are expected to be incurred in connection with our sale of ADSs in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq listing fee and the filing fee payable to FINRA, all amounts are estimates.

SEC registration fee	$48,550
FINRA filing fee	61,000
Nasdaq listing fee	320,000
Printing and engraving expenses	499,879
Legal fees and expenses	2,216,594
Accounting fees and expenses	2,333,494
Advisory fees	2,931,990
Miscellaneous fees and expenses	212,493

Total	$8,624,000

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

Subject to the Companies Act, members of the registrant’s board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be reimbursed for:

(i) all costs, charges, losses, expenses and liabilities sustained or incurred in relation to his or her actual or purported execution of his or her duties in relation to the registrant, including any liability incurred in defending any criminal or civil proceedings; and

(ii) expenses incurred or to be incurred in defending any criminal or civil proceedings, in an investigation by a regulatory authority or against a proposed action to be taken by a regulatory authority, or in connection with any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company, or collectively the Statutes, arising in relation to the registrant or an associated company, by virtue of the actual or purposed execution of the duties of his or her office or the exercise of his or her powers.

In the case of current or former members of the registrant’s board of directors, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act:

(a)	Issuances of Share Capital

In October 2020 we issued a single subscriber share (being one Ordinary Share of £1) issued to an individual associated with Medicxi. On November 27, 2020, the one Ordinary Share of £1 held by an individual associated with Medicxi was sub-divided into 500 Ordinary Shares of £0.002 each; and Centessa issued 6,747,500 Ordinary Shares to individuals associated with Medicxi and on 2 December 2020, Centessa issued 752,000 further Ordinary Shares to the Index Foundation. Each of the 7,500,000 Ordinary Shares were redesignated as A Ordinary Shares in connection with the closing of the Crossover Investment (as defined below) on January 29, 2021 and 4,450,000 A Ordinary Shares were acquired for nominal value and cancelled by Centessa.

On December 31, 2020 in the case of PearlRiver Bio (as amended from time to time) and January 23, 2021 in the case of all other Centessa Subsidiaries (other than Palladio Biosciences), all shareholders of each of the Centessa Subsidiaries (other than Palladio Biosciences) exchanged the shares held by them in the relevant Centessa Subsidiary for newly issued B ordinary shares of Centessa Pharmaceuticals Limited in exchange for 100% of the equity of each applicable entity.

On January 31, 2021 Palladio Biosciences entered into an agreement and plan of reorganization (the Merger Agreement) with Centessa UPM Merger Sub, Inc. (a subsidiary of Centessa incorporated in Delaware for the purposes of merging with Palladio Biosciences). Pursuant to the Merger Agreement, UPM Merger Sub, Inc. merged with and into Palladio Biosciences as the surviving corporation with the shareholders of Palladio receiving B ordinary shares of Centessa and certain Contingent Value Rights.

Between December 31, 2020 and January 31, 2021, we issued 44,635,383 B Ordinary Shares and 502,602 A Ordinary Shares to the former equity holders of the Centessa Subsidiaries in connection with certain reorganization transactions. For more Information, see “Share Capital Reorganization and Re-registration.”

In January 2021, we issued 22,272,721 Series A preferred shares to 16 investors for an aggregate subscription price of $245 million.

The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, as transactions by an issuer not involving a public offering, or pursuant to Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the securities for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b)	Grants and Exercises of Options and Restricted Share Awards

From our inception to the date of the prospectus that forms a part of this registration statement, we issued share options to subscribe for an aggregate of 11,126,809 ordinary shares, with exercise prices ranging from $5.84 to $9.42 per ordinary share, to employees and directors.

From our inception to the date of the prospectus that forms a part of this registration statement, we issued              ordinary shares to individuals upon exercise of options for an aggregate subscription price of £            .

The issuances of the securities described above were deemed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act or Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans, or pursuant to Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. The ordinary shares issued upon the exercise of options are deemed to be restricted securities for purposes of the Securities Act.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

(c)	Convertible Loan Agreement and Conversion

On December 29, 2020, Centessa entered into a convertible loan agreement with Medicxi Growth I LP and Medicxi Growth Co-Invest I LP (collectively Medicxi Growth), whereby the Company issued $5.0 million of unsecured convertible term notes to Medicxi Growth (the Convertible Notes).The Convertible Notes converted into an aggregate 568,181 Series A Shares at a subscription price of $8.799999964 in connection with the closing of the Crossover Investment on January 29, 2021.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits:

Exhibit number	Description of exhibit

1.1 *	Form of Underwriting Agreement.

3.1**	Articles of Association of the registrant, as currently in effect.

3.2**	Form of Articles of Association of the registrant (to be effective upon the closing of this offering).

4.1**	Form of Deposit Agreement.

4.2**	Form of American Depositary Receipt (included in Exhibit 4.1).

5.1 *	Opinion of Goodwin Procter (UK) LLP.

10.1**	Registration Rights Agreement by and among the registrant and the Investors listed therein, dated January 29, 2021.

10.2#**	Senior Executive Cash Incentive Bonus Plan.

10.3#**	2021 Employee Share Purchase Plan.

10.4#**	2021 Share Option Plan and forms of award agreements thereunder.

10.5#**	Employment Agreement, dated as of November 19, 2020 (as revised), between the registrant and Saurabh Saha.

10.7#**	Form of Deed of Indemnity between the registrant and each of its directors and executive officers.

10.8†**	License Agreement dated March 15, 2004 (as amended) between Cardiokine Biopharma LLC (a subsidiary of Palladio) and Wyeth LLC (now a subsidiary of Pfizer).

xhibit number	Description of exhibit

10.9†**	License Agreement dated December 7, 2016 (as amended) between ApcinteX and Cambridge Enterprise Limited.

10.10†**	License Agreement dated January 2, 2020 (as amended) between Pega-One and Hoffman-la Roche.

10.11†**	License Agreement dated February 4, 2015 (as amended) between Z Factor and Cambridge Enterprise Limited.

10.12**	Contingent Value Rights Agreement, dated as of January 23, 2021, by and among the Registrant, Palladio Biosciences, Inc. and the representative of the holders of contingent value rights under such agreement.

10.13†**	Contribution agreement, dated January 23, 2021, by and between ApcinteX Limited, United Medicines Biopharma Limited and the other parties thereto.

10.14†**	Contribution agreement, dated January 23, 2021, by and between Capella Bioscience LTD, United Medicines Biopharma Limited and the other parties thereto.

10.15†**	Contribution agreement, dated January 23, 2021, by and between Inexia Limited, United Medicines Biopharma Limited and the other parties thereto.

10.16†**	Contribution agreement, dated January 23, 2021, by and between Janpix Limited, United Medicines Biopharma Limited and the other parties thereto.

10.17†**	Contribution agreement, dated January 23, 2021, by and between LockBody Therapeutics Ltd, United Medicines Biopharma Limited and the other parties thereto.

10.18†**	Contribution agreement, dated January 23, 2021, by and between Morphogen-IX Limited, United Medicines Biopharma Limited and the other parties thereto.

10.19†**	Contribution agreement, dated January 23, 2021, by and between Orexia Limited, United Medicines Biopharma Limited and the other parties thereto.

10.20†**	Contribution agreement, dated January 23, 2021, by and between Z Factor Limited, United Medicines Biopharma Limited and the other parties thereto.

10.21†**	Contribution Agreement, dated January 23, 2020, by and between Pega-One, United Medicines Biopharma Limited and the other parties thereto.

10.22†**	Contribution Agreement, dated December 31, 2020 (as amended), by and between PearlRiver Bio GmbH, United Medicines Biopharma Limited, and the other parties thereto.

10.23#**	Offer of Employment, dated February 27, 2021, by and between Gregory M. Weinhoff, MD, MBA and the registrant.

10.24†#**	Incentivization agreement, dated January 23, 2021, by and between LockBody Therapeutics Ltd, United Medicines Biopharma Limited and the other parties thereto.

10.25†#**	Incentivization agreement, dated January 23, 2021, by and between Morphogen-IX Limited, United Medicines Biopharma Limited and the other parties thereto.

10.26†#**	Incentivization agreement, dated January 23, 2021, by and between Z Factor Limited, United Medicines Biopharma Limited and the other parties thereto.

10.27†**	Stock Purchase Agreement, dated July 26, 2016, by and between Chiesi USA, Inc., Palladio Acquisition Sub, Inc. and Palladio Biosciences, Inc.

10.28†**	Agreement and Plan of Merger, dated December 28, 2011, by and between Cornerstone Therapeutics Inc., Cohesion Merger Sub, Inc., Cardiokine, Inc., and Shareholder Representative Services LLC.

xhibit number	Description of exhibit

10.29†**	Assignment and Bill of Sale, dated February 24, 2017, by and between Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, and Palladio Biosciences, Inc.

10.30†**	Assignment and Bill of Sale, dated June 2017, by and between Perseus-Soros BioPharmaceutical Fund Liquidating Trust and Palladio Biosciences, Inc.

10.31†**	Assignment and Bill of Sale, dated November 7, 2017, by and between Healthcare Ventures VII, L.P., and Palladio Biosciences, Inc.

10.32†**	Assignment and Bill of Sale, dated December 20, 2017, by and between Advent Private Equity Fund III A, Advent Private Equity Fund III B, Palladio Biosciences, Inc and the other parties thereto.

10.33**	Offer of Employment, dated December 8, 2020 as revised on December 11, 2020, by and between Marella Thorell and United Medicines Biopharma Limited.

21.1**	Subsidiaries of the registrant.

23.1**	Consent of KPMG LLP, independent registered public accounting firm.

23.2**	Consent of KPMG LLP, independent registered public accounting firm.

23.3**	Consent of Frazier & Deeter, LLC, independent auditors.

23.4**	Consent of Goodwin Procter (UK) LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page to this registration statement).

*	Filed herewith.
**	Previously filed.
†	Certain confidential portions (indicated in brackets) have been omitted from this exhibit.
#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b)	Financial Statements Schedules:

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, under the laws and regulations of England and Wales, on May 26, 2021.

CENTESSA PHARMACEUTICALS PLC

By:	/s/ Saurabh Saha, M.D., Ph.D
Name: Saurabh Saha, M.D., Ph.D.
Title: Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Saurabh Saha, M.D., Ph.D. Saurabh Saha, M.D., Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2021

/s/ Gregory Weinhoff, M.D., M.B.A. Gregory Weinhoff, M.D., M.B.A.	Chief Financial Officer (Principal Financial Officer)	May 26, 2021

/s/ Marella Thorell Marella Thorell	Chief Accounting Officer (Principal Accounting Officer)	May 26, 2021

* Francesco De Rubertis, Ph.D.	Director	May 26, 2021

* Arjun Goyal, M.D., M.Phil, M.B.A.	Director	May 26, 2021

* Aaron Kantoff	Director	May 26, 2021

* Brett Zbar, M.D.	Director	May 26, 2021

* Mary Lynne Hedley, Ph.D.	Director	May 26, 2021

* Samarth Kulkarni, Ph.D.	Director	May 26, 2021

/s/ Carol Stuckley, M.B.A. Carol Stuckley, M.B.A.	Director	May 26, 2021

* Robert Califf, M.D.	Director	May 26, 2021

Signature	Title	Date

/s/ Gregory Weinhoff, M.D., M.B.A. Gregory Weinhoff, M.D., M.B.A.	Authorized Representative in the United States	May 26, 2021

*	Pursuant to Power of Attorney

By:	/s/ Gregory Weinhoff, M.D., M.B.A. Attorney-in-Fact